EXHIBIT 99.1

Verde Resources Partners With MRX Technologies To Distribute CBD Products In Europe, Asia Pacific And The U.S.

NEWS PROVIDED BY

Verde Resources Inc. ⟶

Jul 07, 2021, 07:01 ET

SEATTLE, July 7, 2021 /PRNewswire/ -- Verde Resources Inc. (OTCQB: VRDR) Verde Resources announced a partnership with MRX Technologies. The partnership includes an agreement for Verde Resources to white-label THC-free CBD products from MRX Technologies.

Tetrahydrocannabinol (THC), is the main psychoactive ingredient in cannabis. Cannabidiol (CBD), is the main non-psychoactive ingredient in cannabis, which assists in the treatment of insomnia, anxiety, depression, and pain. Verde Resources will distribute non-psychoactive, THC-free CBD products in Europe, Hong Kong and the United States.

MRX is excited to work with Verde Resources, serving multiple markets, reaching consumers around the globe...

This initiative is part of Verde Resources' strategy to build its operations in the United States. MRX Technologies is based in Canby, Oregon and is a market leader in commercial extraction systems for cannabis and hemp.

"Through our partnership with MRX Technologies, we will purchase large quantities of CBD products and deliver it to our clients. The partnership with MRX is our first wholesale agreement in the United States." said Balakrishnan Muthu, president of Verde Resources. "This is a small part of a larger ambition, where Verde Resources will transition towards the green initiative."

Verde Resources will launch CBD wellness products in several formats, including sublingual, edible dietary supplements, and topicals to cover the range of use-cases for cannabinoid therapies. The Company will launch multiple products by the fourth quarter of 2021.

"MRX's passion spans process-technologies, knowledge, and the evolution of cannabinoid products, all focused on benefiting the lives of consumers. We understand how vital these therapies are to the community. MRX is excited to work with Verde Resources, serving multiple markets, reaching consumers around the globe to provide them better cannabinoid products." expressed Paul Tomaso, CEO of MRX Technologies.

Verde Resources will leverage its relationship with MRX to develop a portfolio of unique THC- free cannabinoid products by including rare high-value compounds, improved absorption with quality and value that aligns with all consumers.

SOURCE Verde Resources Inc.

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